Exhibit 3.5
CERTIFICATE OF FORMATION
OF
DCP MIDSTREAM GP LLC
     This Certificate of Formation, dated August 4,2005, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”) to form a limited liability company (the “Company”) under the Act.
     1.      Name. The name of the Company is: “DCP Midstream GP LLC”.
     2.      Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     The name and the address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
     EXECUTED as of the date written first above.

By:	/s/ Michael J. Bradley
Name:	Michael J. Bradley
Authorized Person